Exhibit 99.1

DXP Names David Patton to Board of Directors

HOUSTON--(BUSINESS WIRE)--July 8, 2016--DXP Enterprises, Inc. (NASDAQ:DXPE), a leading products and service distributor that adds value and total cost savings solutions to MRO and OEM customers in virtually every industry, today announced that David Patton was appointed to the Company’s Board of Directors on July 8, 2016. Mr. Patton’s term will expire at the Company’s next annual shareholder meeting, at which time he will stand for re-election by the Company’s shareholders.

“David will be a great addition to the DXP Board,” said David Little, Chairman and CEO. “David’s years of experience in various legal aspects of the oil and gas industry bring an important perspective to the boardroom.”

Mr. Patton is a partner at Locke Lord LLP and Co-Chair of the Locke Lord LLP’s Energy Practice Group. He has over 39 years of experience in various legal aspects of the oil and gas industry, including acquisitions and sales of assets or equity interests, drafting and negotiating leases, contracts, and agreements related to field operations. David has represented clients in connection with surface use conflicts, day to day exploration and development activities, and the resolution of oil and gas disputes. He is a frequent speaker on oil and gas issues and is active in the Rocky Mountain Mineral Law Foundation and the State Bar of Texas.

David is the immediate Past Chair of the Oil, Gas and Energy Resources Law Section of the State Bar of Texas; a Trustee of the Rocky Mountain Mineral Law Foundation; a Fellow of the Texas Bar Foundation; the 2012 Houston Oil & Gas Lawyer of the Year by Best Lawyers; Nationwide Leader, Energy: Oil & Gas (Transactional); Chambers USA’s Leading Lawyers in America; Best Lawyers in America, Oil and Gas Law (2010 – 2016); and is on the Advisory Board of the Texas Journal of Oil, Gas and Energy Law.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.

CONTACT:
DXP Enterprises, Inc.
Mac McConnell, 713-996-4700
Senior Vice President, Finance
www.dxpe.com